Exhibit 23.1

Independent Accountants’ Consent

The Board of Directors
Natural Alternatives International, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-00947 and 333-32828) on Form S-8 of Natural Alternatives International, Inc. of our report dated October 9, 2000, relating to the consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows of Natural Alternatives International, Inc. and subsidiaries for the year ended June 30, 2000, and the related financial statement schedule, which report appears in the June 30, 2002, annual report on Form 10-K of Natural Alternatives International, Inc.

/s/    KPMG LLP

San Diego, California
September 16, 2002